Exhibit 5.1

JONES DAY

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114-1190

TELEPHONE: (216) 586-3939 • FACSIMILE: (216) 579-0212

February 11, 2004

MTC Technologies, Inc.

4032 Linden Avenue

Dayton, Ohio 45432

Re:	Up to 4,312,500 Shares of Common Stock, $0.001 Par Value Per Share, to be Offered Through Underwriters

Ladies and Gentlemen:

We are acting as counsel for MTC Technologies, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 4,312,500 shares of Common Stock, $0.001 par value per share, of the Company (the “Shares”), of which up to 2,587,500 Shares (the “Company Shares”) are to be issued and offered by the Company and up to 1,725,000 Shares (the “Stockholder Shares”) are to be offered by a selling stockholder (the “Stockholder”), pursuant to the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into among the Company, the Stockholder, and Legg Mason Wood Walker, Incorporated and Raymond James & Associates, Inc., as representatives of the several Underwriters to be named in Schedule I thereto.

In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

1.	The Company Shares are duly authorized and, when issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid, and nonassessable; and

2.	The Stockholder Shares are duly authorized, validly issued, fully paid and nonassessable.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and

ATLANTA • BEIJING • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • FRANKFURT • HONG KONG

HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MENLO PARK • MILAN • MUNICH • NEW DELHI • NEW YORK • PARIS • PITTSBURGH • SAN FRANCISCO • SHANGHAI • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

MTC Technologies, Inc.

February 11, 2004

the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to Registration Statement No. 333-112056 on Form S-3 (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day